CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated July 27, 2016, with respect to the financial statements of Wells Fargo C&B Large Cap Value Fund and Wells Fargo Small Company Value Fund (formerly known as Wells Fargo Advantage C&B Large Cap Value Fund and Wells Fargo Advantage Small Company Value Fund, respectively), two of the funds constituting the Wells Fargo Funds Trust, as of May 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

October 26, 2016